UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
_____________

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
 PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Managed Futures Charter Graham LP
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State of Incorporation or Organization)	13-4018068 (I.R.S. Employer Identification No.)

c/o Demeter Management LLC 522 Fifth Avenue, 14th Floor New York, New York 10036 (Address of Principal Executive Offices)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. □

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act
and is effective pursuant to General Instruction A.(d), please check the following box.   ☑

Securities Act registration statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(b) of the Act: NONE

Securities to be registered pursuant to Section 12(g) of the Act:

Units of Limited Partnership Interest

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Item 1.                      Description of Registrant’s Securities to be Registered.

Units of limited partnership interest (the “Units”) in Managed Futures Charter Graham L.P. (previously Morgan Stanley Dean Witter Charter Graham L.P., Morgan Stanley Charter Graham
L.P. and Morgan Stanley Smith Barney Charter Graham L.P. and referred to herein as the “Partnership”) are being offered on a continuous basis as of the first day of each month (a “Subscription Date”)
at the final net asset value per Unit as of the last day of the immediately preceding month (the “Valuation Date”).   Investors in the Partnership will be referred to herein as “Limited Partners.”
Limited Partners will be able to subscribe for Units on each Subscription Date at the final net asset value per Unit on the applicable Valuation Date.

A Limited Partner may request that Demeter Management LLC (the “General Partner”) redeem some or all of his or her Units in the Partnership as of the last business day of any month (a “Redemption Date”)
 by delivering or mailing a copy of the request for redemption in the form provided by the General Partner to the Limited Partner’s Morgan Stanley Smith Barney Financial Advisor or Private Wealth Advisor
 at such person’s Morgan Stanley Smith Barney branch office in time for it to be forwarded and received by the General Partner, no later than 3:00 p.m. New York City time, on the third Business Day before the end of the month, at the final net asset value per Unit on the Redemption Date.

A Limited Partner must maintain a minimum investment in the Partnership of 3 Units unless he or she is redeeming his or her entire interest in the Partnership.

The General Partner may cause a Limited Partner to withdraw (in whole or in part) from the Partnership at any time and for any reason upon at least five days’ written notice.  The General Partner may, in its sole discretion, permit redemptions by Limited Partners in any amount at any time.  There are no redemption charges. The General Partner endeavors to pay all redemptions within 10 business days after the applicable Redemption Date.  The General Partner may suspend redemptions in certain circumstances.

A Limited Partner may redeem his or her Units in the Partnership on a Redemption Date and use the proceeds to purchase units in any other commodity pool operated by the General Partner and accepting subscriptions on the following subscription date; provided that the Limited Partner must meet the suitability criteria for the other commodity pool and must have redeemed his or her Units according to the Partnership’s Limited Partnership Agreement (the “Partnership Agreement”).  A Limited Partner may also redeem his or her units in any other commodity pool operated by the General
Partner and use the proceeds to purchase Units in the Partnership on the following Subscription Date; provided that such Limited Partner must meet the suitability criteria for the Partnership and must have redeemed his or her units in the other commodity pool(s) according to the applicable operating agreement.  In order to effect an exchange, a Limited Partner must send a Subscription and Exchange Agreement and Power of Attorney to his or her Morgan Stanley Smith Barney Financial Advisor or Private Wealth Advisor, and that agreement must be forwarded by the Morgan Stanley Smith Barney branch office and be received by the General Partner on 3:00 p.m., New York City time, on the third Business Day before the end of the month.

Units may be assigned, transferred, pledged, or sold only in accordance with the Partnership Agreement.  No assignee, transferee, pledgor, or purchaser will become a substituted Limited Partner unless the
 General Partner first consents to the assignment, transfer, pledge, or sale in writing, which consent may not be unreasonably withheld.  Assignments, transfers, pledges, or sales of Units are also restricted by applicable securities laws and tax considerations.  There is no secondary market for the Units, and none is expected to develop.

Item 2.                      Exhibits.
Exhibit Number	Description of Document
3.01
Form of Amended and Restated Limited Partnership Agreement of the Partnership is incorporated by reference from Exhibit A of the Partnership’s Prospectus, dated May 1, 2008, filed with the Securities and Exchange Commission pursuant to Rule 424(b)(3) under the Securities Act of 1933 on May 6, 2008.

3.01(a)
Amendment No. 1 to the Amended and Restated Limited Partnership Agreement of the Partnership, dated May 31, 2009, is incorporated by reference from Exhibit 3.01(a) of the Partnership’s Form 8-K (File No. 0-25603) filed with the Securities and Exchange Commission on June 4, 2009.

3.01(b)	Form of Amended and Restated Limited Partnership Agreement of the Partnership, dated September 16, 2010.
3.02
Certificate of Limited Partnership, dated July 15, 1998, is incorporated by reference from Exhibit 3.02 of the Partnership’s Registration Statement on
Form S-1 (File No. 333-60115) filed with the Securities and Exchange Commission on July 29, 1998.

3.03
Certificate of Amendment of Certificate of Limited Partnership, dated November 1, 2001 (changing its name from Dean Witter Graham L.P.), is incorporated by reference from Exhibit 3.01 of the Partnership's Form 10-K (File No. 0-25603) filed with the Securities and Exchange Commission on November 6, 2001.

3.04
Certificate of Amendment of Certificate of Limited Partnership, dated June 1, 2009 (changing the name and mailing address of the general partner of the
 Partnership), is incorporated by reference from Exhibit 3.04 of the Partnership’s Form 8-K (File No. 0-25603) filed with the Securities and Exchange Commission on June 4, 2009.

3.05
Certificate of Amendment of Certificate of Limited Partnership, dated September 29, 2009 (changing its name from Morgan Stanley Charter Graham L.P. to Morgan
 Stanley Smith Barney Charter Graham L.P.), is incorporated by reference from Exhibit 3.05 of the Partnership’s Form 8-K (File No. 0-25603) filed with the Securities and Exchange Commission on October 5, 2009.

3.06
Certificate of Amendment of Certificate of Limited Partnership, dated August 23, 2010 (changing its name from Morgan Stanley Smith Barney Charter Graham L.P.
to Managed Futures Charter Graham L.P.), is incorporated by reference from Exhibit 3.1 of the Partnership’s Form 8-K (File No. 0-25603) filed with the Securities and Exchange Commission on August 31, 2010.

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SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

MANAGED FUTURES CHARTER GRAHAM L.P.

                                                                                       /s/   Walter Davis

Date:  September 16, 2010                                           By:                       Demeter Management LLC, as General Partner
                                                                                   Name:                  Walter Davis
Title:                      President

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